EXHIBIT 16.1

Letter Regarding Change in Certifying Accountant

April 30, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Cosan Limited (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F, as part of the Form 20-F of Cosan Limited dated April 30, 2015. We agree with the statements concerning our Firm in such Form 20-F.

Very truly yours,

/s/ PricewaterhouseCoopers
Auditores Independentes